UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2003

DDi Corp.

DDi Capital Corp.

(Exact Name of registrant as specified in its charter)

Delaware California	000-30241 333-41187	06-1576013 33-0780382
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1220 Simon Circle Anaheim, California	92806
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 688-7200

Not Applicable

(Former name or former address, if changed since last report)

Item 5.    Other Events

On February 27, 2003, DDi Corp. (the “Company”) announced financial results for the fourth quarter and year ended December 31, 2002.

Fourth Quarter Operating Results

The Company reported net sales for the fourth quarter of 2002 of $63.9 million, nearly flat compared with sales of $64.5 million for the fourth quarter of 2001. Net sales for the fourth quarter of 2002 increased 6% from $60.3 million reported in the third quarter of 2002. The growth in revenues compared to the immediately preceding quarter was primarily due to the year-end completion of several programs at the Company’s Fasttrack assembly plant in San Jose, CA and the acquisition of U.K.-based Kamtronics, which procures offshore, volume production services for the Company customers throughout Europe.

A shift in the mix of orders toward the low-margin assembly business, pricing pressures, and a soft European market, however, negatively impacted earnings in the fourth quarter. In addition, the Company incurred restructuring and reorganization costs of $5.4 million and recorded a $33.1 million valuation allowance against U.S. federal and state deferred tax assets in the quarter. The tax valuation allowance was based upon management’s expectation that such assets would not likely be realized.

On the basis of generally accepted accounting principles (GAAP), the Company reported a net loss of $46.2 million, or $(0.95) per diluted share, for the fourth quarter of 2002 compared to a net loss of $76.7 million, or $(1.60) per diluted share, for the fourth quarter of 2001. The Company reported an adjusted net loss (defined in the Condensed Consolidated Statements of Operations set forth below under the caption “Supplemental Financial Information”) of $7.7 million, or $(0.16) per diluted share, for the fourth quarter ended December 31, 2002 versus an adjusted net loss of $3.6 million, or $(0.08) per diluted share, for the comparable period of 2001.

Year-end Operating Results

For the year ended December 31, 2002, the Company reported net sales of $248.8 million compared to net sales of $361.6 million for the year ended December 31, 2001. On the basis of GAAP, the Company reported a net loss of $161.1 million, or $(3.34) per diluted share, for 2002 compared to a net loss of $85.1 million, or $(1.79) per diluted share, for 2001. The Company reported an adjusted net loss for 2002 of $25.4 million, or $(0.53) per diluted share, compared to adjusted net income of $19.9 million, or $0.41 per diluted share, for 2001.

Operational Restructuring

During the fourth quarter 2002, the Company implemented further restructuring and reorganization initiatives resulting in total charges of $5.4 million, primarily comprised of personnel reduction and retention costs, professional fees and residual plant closure costs. As part of these initiatives, the Company scaled down its Anaheim facility in late December and reallocated production to facilities with lower cost structures in order to improve operating cash flow. In January 2003, the Company implemented a reduction in force at its San Jose assembly operation anticipating reduced order fulfillment requirements in the near term. These workforce reductions are anticipated to yield cost savings of approximately $6.5 million annually.

Financial Restructuring

The Company’s financial performance in the fourth quarter of 2002 has resulted in covenant defaults under the U.S. senior credit facility of the Company’s principal operating subsidiary, specifically related to minimum EBITDA requirements for that quarter and continuing liquidity requirements since December 31, 2002. Accordingly, the Company has entered into a forbearance agreement with its senior lenders that is intended to facilitate the restructuring of its U.S. debt. The term of the forbearance agreement expires March 25, 2003, but may be extended until May 9, 2003 if certain conditions are met, including that forbearance agreements, which are satisfactory to the U.S. senior lenders, are entered into with the holders of the Company’s 5.25% and 6.25% subordinated notes. As a result of the defaults on the Company’s U.S. senior credit facility, interest payments under the subordinated notes, which payments are scheduled to come due in March and April 2003, respectively, will not be made on their respective due dates. Failure to make interest payments under the 5.25% and 6.25% subordinated notes within 30 days after the respective due date will amount in a default under the subordinated debt and will result in the reclassification of the subordinated debt as a current liability at that time.

Beyond addressing issues relating to covenants under the senior credit facility, the Company and its financial advisor, Houlihan Lokey Howard & Zukin, have initiated discussions with the Company’s U.S. senior lenders and convertible subordinated noteholders towards achieving an overall deleveraging, which the Company believes is in the best interest of the Company and its stakeholders and is intended to improve the Company’s financial health. The Company intends to pursue this objective through a consensual restructuring of its obligations through negotiations with its U.S. senior lenders, convertible noteholders and other stakeholders. On February 19, 2003, a group of subordinated noteholders held their first organizational meeting and began the process of retaining financial and legal advisors. There can be no assurance that the Company’s restructuring efforts will be successful.

Liquidity

The Company ended 2002 with $38.4 million in cash, cash equivalents and investments (including $9.4 million in restricted funds). Because it has not completed negotiations with U.S. senior lenders on long-term modifications to its U.S. term loans, the Company has classified the full $68.5 million principal balance of its U.S. senior credit facility as a current obligation in the accompanying Condensed Consolidated Balance Sheet and expects to receive an opinion from its independent accountants containing a going concern qualification. On the basis of GAAP, total current liabilities are $135 million and net working capital is $(25.5) million. Excluding the impact of the reclassification of the U.S. term loan principal as a current obligation, total current liabilities are $77.5 million and net working capital is $32 million.

Condensed Consolidated Financial Statements

The following information is summary in nature and should not be considered complete financial statements.

DDi Corp.

Condensed Consolidated Statements of Operations

(in thousands, except for per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Net sales	$63,878	$64,507	$248,826	$361,638
Cost of goods sold:
Cost of goods sold	63,653	56,759	229,653	263,563
Restructuring-related inventory impairment	—	3,747	3,465	3,747

Total cost of goods sold	63,653	60,506	233,118	267,310

Gross profit	225	4,001	15,708	94,328

Operating expenses:
Sales and marketing	5,312	6,139	22,988	27,627
General and administration	3,581	4,655	16,521	21,030
Goodwill impairment	—	—	72,000	—
Restructuring and reorganization charges	5,356	76,089	28,841	76,089
Amortization of intangibles	—	5,280	—	22,568

Operating loss	(14,024)	(88,162)	(124,642)	(52,986)

Interest rate swap valuation	—	1,696	—	9,981
Interest expense (net) and other expense (net)	6,180	4,666	22,148	41,704

Loss before income taxes	(20,204)	(94,524)	(146,790)	(104,671)
Income tax benefit (expense)	(25,971)	17,800	(14,303)	19,621

Net loss	$(46,175)	$(76,724)	$(161,093)	$(85,050)

Basic net loss per share—GAAP Basis	$(0.95)	$(1.60)	$(3.34)	$(1.79)
Diluted net loss per share—GAAP Basis	$(0.95)	$(1.60)	$(3.34)	$(1.79)
Weighted average basic shares outstanding	48,382	47,898	48,175	47,382
Weighted average diluted shares outstanding	48,382	47,898	48,175	47,382

DDi Corp.

Condensed Consolidated Statements of Operations

Supplemental Financial Information

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
Adjusted EBITDA **	$(2,773)	$2,148	$942	$70,575
Interest rate swap valuation	—	1,696	—	9,981
Interest expense (net)	6,180	4,666	22,148	41,704
Amortization of intangibles	—	5,280	—	22,568
Depreciation	5,895	5,194	21,278	21,157
Amortization of deferred debt issue costs	—		—
Management fees to majority owner	—		—
Restructuring and reorganization charges	5,356	79,836	32,306	79,836
Goodwill impairment	—	—	72,000	—
Income tax expense (benefit)	25,971	(17,800)	14,303	(19,621)

Net loss	(46,175)	(76,724)	(161,093)	(85,050)

Adjustments, net of tax:
Restructuring and reorganization charges	3,481	67,761	20,998	67,761
Goodwill impairment	—	—	72,000	—
Tax valuation and other tax charges	33,124	—	41,824	—
Debt retirement expense (benefit)	—	—	(920)	11,949
Amortization of intangibles and other non-cash costs	1,831	5,363	1,831	25,284

Total adjustments	38,436	73,124	135,733	104,994

Adjusted net income (loss)	$(7,739)	$(3,600)	$(25,360)	$19,944

Basic adjusted net income (loss) per share	$(0.16)	$(0.08)	$(0.53)	$0.42
Diluted adjusted net income (loss) per share	$(0.16)	$(0.08)	$(0.53)	$0.41
Weighted average basic shares outstanding	48,382	47,898	48,175	47,382
Weighted average diluted shares outstanding and impairment charges	48,382	47,898	48,175	48,642

**	Earnings before income taxes, depreciation, amortization, net interest expense, restructuring, reorganization and impairment charges.

DDi Corp.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2002	December 31, 2001
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$28,934	$23,629
Marketable securities—available for sale	115	21,886
Cash, cash equivalents and marketable securities — restricted	6,250	—
Accounts receivable, net	41,986	42,548
Inventories	28,240	24,030
Prepaid expenses and other	3,963	3,178
Income tax receivable	—	9,000
Deferred tax asset	—	12,241

Total current assets	109,488	136,512
Property, plant and equipment, net	83,139	106,869
Debt issuance costs, net	10,141	9,778
Goodwill and other intangibles, net	140,982	218,984
Cash, cash equivalents and marketable securities — restricted	3,142	—
Other	1,300	2,384

Total Assets	$348,192	$474,527

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$75,137	$17,845
Revolving credit facilities	4,246	2,975
Accounts payable	27,457	26,767
Accrued expenses and other	28,093	28,119
Income tax payable	68	2,369

Total current liabilities	135,001	78,075
Long-term debt and capital lease obligations	238,509	260,977
Deferred tax liability	2,464	1,628
Notes payable and other	9,078	11,375

Total liabilities	385,052	352,055

Stockholders’ equity (deficit):
Common stock, additional paid-in-capital and other	541,649	540,983
Accumulated other comprehensive loss	(3,216)	(4,311)
Accumulated deficit	(575,293)	(414,200)

Total stockholders’ equity (deficit)	(36,860)	122,472

Total Liabilities and Stockholders’ Equity (Deficit)	$348,192	$474,527

Item 7.    Exhibits.

Exhibit No.	Description
99.1	Forbearance Agreement, dated as of February 26, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 27, 2003

DDi CORP.

By:	/S/ JOSEPH P. GISCH
Joseph P. Gisch Chief Financial Officer, Secretary and Treasurer

Pursuant to the requirements of the Securities Exchange Act of 1934, DDi Capital Corp. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: February 27, 2003

DDi CAPITAL CORP.

By:	/S/ JOSEPH P. GISCH
Joseph P. Gisch Chief Financial Officer, Vice President and Treasurer